Exhibit 99.2

POLONIA BANCORP ANNOUNCES SUSPENSION OF SHARE REPURCHASE PLAN

HUNTINGDON VALLEY, PA – December 15, 2010 – Polonia Bancorp (OTCBB:PBCP) (the “Company”) announced today that it has suspended its previously announced plan to repurchase shares of the Company’s outstanding common stock through a Rule 10b5-1 repurchase plan as a result of its deployment of capital to support the recently announced acquisition of Earthstar Bank by Polonia Bank.

Polonia Bancorp is the holding company of Polonia Bank, headquartered in Huntingdon Valley, Pennsylvania.  Polonia Bank is a federally chartered savings bank offering traditional services and products from its main office in Huntingdon Valley, Pennsylvania and nine branch offices.

Contact:	Polonia Bancorp Paul D. Rutkowski, Chief Financial Officer and Treasurer (215) 938-8800